T. Rowe Price Institutional Income Funds, Inc. 485BPOS

Exhibit 99.(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Institutional Income Funds, Inc. of our reports dated July 18, 2025, relating to the financial statements and financial highlights, which appear in T. Rowe Price Institutional Floating Rate Fund, T. Rowe Price Institutional High Yield Fund, and T. Rowe Price Institutional Long Duration Credit Fund’s (three of the funds constituting T. Rowe Price Institutional Income Funds, Inc.) Certified Shareholder Reports on Form N-CSR for the year ended May 31, 2025. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
July 25, 2025